Exhibit 99.1

MV Oil Trust

MV Oil Trust Announces Trust Third Quarter Distribution

MV OIL TRUST

The Bank of New York Trust Company, N.A., Trustee

NEWS

 RELEASE

FOR IMMEDIATE RELEASE

Austin, Texas, October 5, 2007 – MV Oil Trust (NYSE Symbol – MVO) announced the Trust distribution of Net Profits for the third quarterly Payment Period ended September 30, 2007.

Unitholders of record on October 15, 2007 will receive a distribution amounting to $ 7,519,083 or $.65383330 per unit payable October 25, 2007.

Volumes, Price and Net Profits for the Payment Period were:

Volume (BOE)	263,167
Proceeds (BOE)	$58.86
Gross Proceeds	$15,489,826
Costs	$5,278,472
Net Profits	$10,211,354
Percentage applicable to Trust’s 80%
Net Profits Interest	$8,169,083
Gross Hedge Proceeds	$-0-
Percentage applicable to Trust’s 80%
Hedge Proceeds	$-0-
Total cash proceeds available for the Trust	$8,169,083
MV Partners Reserve for capital expenditures	$250,000
Provision for estimated Trust expenses	$400,000
Net cash proceeds available for distribution	$7,519,083

This press release contains forward-looking statements. Although MV Partners, LLC has advised the Trust that MV Partners, LLC believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, and other factors described in the Trust’s Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact:	MV Oil Trust
The Bank of New York Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599

919 Congress Avenue, Austin, TX 78701